[AMERIANA BANCORP LOGO]

Contact:  Jerome J. Gassen
          President and Chief Executive Officer
                 (765) 529-2230

AMERIANA BANCORP REPORTS FIRST QUARTER 2013 NET INCOME
OF $614,000 OR $0.21 PER SHARE

NEW CASTLE, Ind. (April 25, 2013) – Ameriana Bancorp (NASDAQ: ASBI), parent company for Ameriana Bank, today announced earnings for the first quarter of 2013 of $614,000, or $0.21 per basic and diluted share, from $345,000, or $0.12 per basic and diluted share, for the first quarter of 2012. This marked the 15th consecutive profitable quarter for Ameriana.

Commenting on the announcement, Jerome J. Gassen, President and Chief Executive Officer, said, “We are pleased to report another quarter of improved earnings and credit quality. We continue to benefit from increased commercial loan demand, which resulted in growth in total loans of approximately $6 million for the quarter. The continuation of the low interest rate environment is having a dampening effect on the net interest margin, which was 3 basis points lower than the first quarter of 2012.  We expect this trend to continue as interest rates are anticipated to stay at current levels in the near term. Deposit levels remained relatively stable in the quarter, however non-interest bearing accounts maintained their fast-paced growth and finished the quarter 17.7% higher than a year earlier. We remain focused on reducing non-interest expense, which was down by 3.9%, and increasing other income, up by 18.1% compared with the same quarter a year earlier.” Gassen also noted credit quality continues to improve, as non-performing loans were down approximately 6% from year-end 2012 and 17% from the same quarter end in 2012.

“Overall economic conditions are slowly improving, resulting in increased confidence among the business community. Accordingly, loan demand has strengthened and our pipeline remains reasonably strong,” Gassen continued. “Nevertheless, the operating environment for banks is challenging with the availability of only low-yielding prudent investment options due to the low interest rate environment. We remain confident that Ameriana is well positioned to effectively manage these challenges and enhance shareholder value.”

The Bank recorded a provision for loan losses of $255,000 for the first quarter of 2013, which resulted in an allowance for loan losses to total loans ratio of 1.21% at March 31, 2013, compared with 1.34% at December 31, 2012, and 1.28% at March 31, 2012.  Non-performing loans declined for the sixth consecutive quarter to 2.23% of total net loans at March 31, 2013, compared with 2.43% at December 31, 2012, and 2.78% at March 31, 2012.

Ameriana Bancorp is a bank holding company.  Through its wholly owned subsidiary, Ameriana Bank, the Company offers an extensive line of banking services and provides a range of investments and securities products through banking centers in the central Indiana area.  Ameriana Bank owns Ameriana Insurance Agency, a full-service insurance agency, and Ameriana Financial Services, which offers securities and insurance products through LPL Financial (Member FINRA/SIPC).

This news release contains forward-looking statements within the meaning of the federal securities laws.  Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results.  These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein.  These risks and uncertainties involve general economic trends, changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets, changes in real estate value and the real estate market, regulatory changes, possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, the outcome of pending litigation, and market disruptions and other effects of terrorist activities.  For discussion of these and other risks that may cause actual results to differ from expectations, refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2012, on file with the Securities and Exchange Commission, including the section entitled "Risk Factors."  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the Securities and Exchange Commission.

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ASBI Reports First Quarter 2013 Results

April 25, 2013

AMERIANA BANCORP

Unaudited Financial Highlights
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2013	2012
Interest income	$4,291	$4,559
Interest expense	762	1,042
Net interest income	3,529	3,517
Provision for loan losses	255	255
Net interest income after provision for loan losses	3,274	3,262
Other income	1,512	1,280
Other expense	3,960	4,119
Income before income taxes	826	423
Income tax	212	78
Net income	$614	$345

Earnings per share:
Basic	$0.21	$0.12
Diluted	$0.21	$0.12

Weighted average shares outstanding:
Basic	2,989	2,989
Diluted	2,989	2,989

Dividends declared per share	$0.01	$0.01

Net interest margin (fully tax-equivalent basis)	3.73%	3.76%

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ASBI Reports First Quarter 2013 Results

April 25, 2013

AMERIANA BANCORP

Unaudited Financial Highlights (Continued)
(In thousands, except per share amounts)

	Mar. 31, 2013	Dec. 31, 2012	Mar. 31, 2012
Total assets	$449,019	$445,763	$443,114
Cash and cash equivalents	23,768	20,853	27,221
Interest-bearing time deposits	4,463	5,704	--
Investment securities held to maturity	2,348	2,349	--
Investment securities available for sale	35,257	39,296	42,153
Loans receivable	323,473	317,444	313,884
Allowance for loan losses	3,926	4,239	4,032
Loans, net	319,547	313,205	309,852

Allowance for loan losses as a percentage of loans receivable	1.21%	1.34%	1.28%
Non-performing loans	$7,133	$7,604	$8,620
Allowance for loan losses as a percentage of non-performing loans	55.0%	55.7%	46.8%

Deposits:
Non-interest-bearing	$56,591	$53,024	$48,092
Interest-bearing	302,146	303,679	306,780
	358,737	356,703	354,872

Borrowed funds	$45,810	$45,810	$45,810
Shareholders' equity	36,921	36,546	34,800
Book value per share	12.35	12.23	11.64

Regulatory capital ratios for Ameriana Bank:
Tier 1 leverage ratio	9.31%	9.31%	8.98%
Tier 1 risk-based capital ratio	13.04%	13.18%	12.43%
Total risk-based capital ratio	14.30%	14.45%	13.69%

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